EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:        Jeremiah Z. Smith                                       January 27, 2023
President & Chief Executive Officer
First Northern Community Bancorp
& First Northern Bank
P.O. Box 547
Dixon, California
(707) 678-3041

First Northern Community Bancorp Reports
Record Year End 2022 Net Income of $15.9 Million
5% Stock Dividend Declared

Dixon, California—First Northern Community Bancorp (the “Company”, OTCQB: FNRN), holding company for First Northern Bank (“First Northern” or the “Bank”), today reported 2022 annual net income of $15.9 million, or $1.09 per diluted share, increases of 12% and 14.7%, respectively, when compared to net income of $14.2 million, or $.95 per diluted share, for 2021. Net income for the quarter ended December 31, 2022 totaled $4.7 million, or $.33 per diluted share, compared to net income of $3.2 million, or $.22 per diluted share, for the quarter ended December 31, 2021.
There was no provision for loan losses for each of the three months ended December 31, 2022 and 2021. This was primarily due to changes in loan demand during the fourth quarter of 2022 and 2021. Provision for loan losses totaled $900,000 for the year ended December 31, 2022, compared to a reversal of provision for loan losses totaling $1,500,000 for the year ended December 31, 2021. The year-to-date provision for loan loss was primarily due to loan growth. The prior year-to-date reversal of provision for loan losses was primarily due to a decrease in specific reserves on loans to one borrower.
Total assets as of December 31, 2022 were $1.87 billion, a decrease of $27.7 million, or 1.5%, compared to December 31, 2021. Total deposits as of December 31, 2022 were $1.73 billion, a decrease of $1.43 million, or 0.1%, compared to December 31, 2021. Total net loans (including loans totaling $0.5 million made under the SBA’s Paycheck Protection Program (PPP)) as of December 31, 2022 were $970.1 million, an increase of $116.4 million, or 13.6%, compared to total net loans (including loans held-for-sale and loans totaling $37.3 million made under the SBA’s PPP) of $853.8 million as of December 31, 2021. The increase in net loans was primarily driven by originations of commercial real estate, agriculture, and residential mortgage loans, which was partially offset by payoffs, and the forgiveness and SBA reimbursement on loans made under the SBA’s PPP.
Excluding PPP loans, net loan growth as of December 31, 2022 was $153.2 million, or 18.8%, compared to December 31, 2021.1  The Company continued to be “well capitalized” under regulatory definitions, exceeding the 10% total risk-based capital ratio threshold as of December 31, 2022.
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Commenting on the Company’s financial results, First Northern’s President & Chief Executive Officer Jeremiah Smith stated, “We attribute our record-year performance to robust loan growth and an increasing interest rate environment driving a continuing rise in interest income over the course of the year. We reported record net interest income of $54.7 million for the year when compared to $46.3 million for the year prior, an improvement of $8.5 million or 18.2%.  Net interest margin was 3.06% for the year ended 2022 which was a 16.8% or 44 basis point improvement from the 2.62% reported a year prior. This improvement drove our record net income of $15.9 million for the year ending December 31, 2022, up 12% over the $14.2 million earned one year ago.
“While not included in the quarterly results, we’re very excited to have welcomed the Orland, Willows and Colusa branches of Columbia Bank into First Northern on January 21, 2023. These branches are a perfect complement to our existing franchise and will improve our growth prospects for years to come.”
The Company also reported that at their regular meeting on January 26, 2023, the Board of Directors approved the payment of a 5% stock dividend payable March 24, 2023 to shareholders of record as of February 28, 2023. All income per share amounts have been adjusted to give retroactive effect to the stock dividend.

About First Northern Bank
First Northern Bank is an independent community bank that specializes in relationship banking. The Bank, headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer, and Contra Costa Counties, as well as the west slope of El Dorado County. Experts are available in small-business, commercial, real estate and agribusiness lending, as well as mortgage loans. The Bank is an SBA Preferred Lender. Non-FDIC insured Investment and Brokerage Services are available at every branch location, including Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Sacramento, Roseville, Auburn, Rancho Cordova, Colusa, Willows, and Orland. The Bank also has a commercial lending office in Walnut Creek. Real estate mortgage and small-business loan officers are available by appointment in any of the Bank’s 14 branches. First Northern is rated as a Veribanc “Blue Ribbon” Bank and a “5-Star Superior” Bank by Bauer Financial for the earnings period ended September 30, 2022 (www.veribanc.com) and (www.bauerfinancial.com). The Bank can be found on the Web at thatsmybank.com, on Facebook and on LinkedIn.

Forward-Looking Statements
This press release and other public statements may include certain “forward-looking statements” about First Northern Community Bancorp and its subsidiaries (the “Company”). These forward-looking statements are based on management’s current expectations, including but not limited to statements about the anticipated impact of the branch acquisitions and growth prospects, and are subject to certain risks, uncertainties and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. Given the many challenges and uncertainties resulting from the coronavirus pandemic, such as the extent and duration of the impact on public health, the U.S. and California economies, financial markets and consumer and corporate customers and clients, including economic activity, employment levels and market liquidity, and on our business, results of operation and financial condition, as well as the various actions taken in response to the challenges and uncertainties by governments, regulatory agencies and others, our forward-looking statements are subject to the risk that conditions will be substantially different than we are currently expecting. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q, and any reports on Form 8-K. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.

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1 The presentation of net loan growth, excluding loans under the SBA’s PPP, is a non-GAAP financial measure.  Management believes that this non-GAAP financial measure is useful to investors in light of the short-term and non-recurring impact of loans made under the SBA’s PPP on the Company’s financial statements.